As filed with the Securities and Exchange Commission on December 22, 2016
Investment Company Act File No. 811-23176

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2
(CHECK APPROPRIATE BOX OR BOXES)

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒ Amendment No. 2

NB CROSSROADS PRIVATE MARKETS FUND IV HOLDINGS LLC

(Exact name of Registrant as specified in Charter)

325 North Saint Paul Street, 49th Floor
Dallas, Texas 75201

(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code:  (212) 476-8800

Robert Conti
President – Mutual Funds
Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, NY 10104

(Name and address of agent for service)

COPY TO:

Richard Horowitz, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, NY  10036

EXPLANATORY NOTE

This Amendment No. 2 (the “Amendment”) to the Registrant’s Registration Statement on Form N-2 (File No. 811-23176) (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits to the Registration Statement. Accordingly, this Amendment consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibits to the Registration Statement. This Amendment does not modify any other part of the Registration Statement.   The Parts A and B of Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 811-23176), filed with the Securities and Exchange Commission on August 23, 2016, are incorporated herein by reference.

PART C

OTHER INFORMATION

Part C of this Registration Statement should be read in conjunction with Parts A and B. Capitalized terms used in this Part C and not otherwise defined have the meanings given them in Parts A and B of this Registration Statement.

ITEM 25.	FINANCIAL STATEMENTS AND EXHIBITS

(1)	Financial Statements: Not Applicable.

(2)	Exhibits:

	(a)(1)	Certificate of Formation.(1)

	(a)(2)	Limited Liability Company Agreement.(2)

	(b)	Not Applicable.

	(c)	Not Applicable.

	(d)	See Item 25(2)(a)(2).

	(e)	Not Applicable.

	(f)	Not Applicable.

	(g)(1)	Investment Advisory Agreement.(2)

	(g)(2)	Sub-Advisory Agreement.(2)

	(h)	Not Applicable.

	(i)	Not Applicable.

	(j)	Custody Agreement.(2)

	(k)	Administration and Accounting Services Agreement.(2)

	(l)	Not Applicable.

	(m)	Not Applicable.

	(n)	Not Applicable.

	(o)	Not Applicable.

	(p)	Not Applicable.

(q)	Not Applicable.

(r)	Code of Ethics of Registrant and its Investment Adviser and Sub-Adviser.(2)

(1)	Incorporated by reference to Exhibit (a)(1) of the Registrant’s Registration Statement on Form N-2 filed on July 22, 2016.

(2)	Filed herewith.

ITEM 26.	MARKETING ARRANGEMENTS

Not Applicable.

ITEM 27.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Legal fees	$250,000
Blue Sky fees	$50,000
Printing	$300,000
Miscellaneous	$300,000
Total	$900,000

Based on estimates for the Master Fund and each of the Feeder Fund, TI Client Feeder Fund, TE Custody Feeder Fund and TE Client Feeder Fund.

ITEM 28.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

After completion of the private offering of Interests, the Registrant will be deemed to be under common control with each of the Feeder Fund, TE Client Feeder Fund, TE Custody Feeder Fund and TI Client Feeder Fund, and the Registrant may be deemed to be controlled by the Investment Adviser or the Sub-Adviser.  Information regarding the ownership of the Investment Adviser is set forth in its Form ADV as filed with the SEC (File No. 801-61757). Information regarding the ownership of the Sub-Adviser is set forth in its Form ADV as filed with the SEC (File No. 801-70009).

ITEM 29.	NUMBER OF HOLDERS OF SECURITIES

Set forth below is the number of record holders as of November 30, 2016, of each class of securities of the Registrant:

Title of Class:  Limited Liability Company Interests

Number of Record Holders:  2

ITEM 30.	INDEMNIFICATION

Registrant’s Limited Liability Company Agreement contains provisions limiting the liability, and providing for indemnification, of the Registrant’s Managers and officers under certain circumstances. The Registrant hereby undertakes that it will apply the indemnification provision of the Limited Liability Company Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of the 1940 Act remains in effect.

Registrant, in conjunction with the Investment Adviser and Registrant’s Board, maintains insurance on behalf of any person who is an Independent Manager, officer, employee, or agent of Registrant, against certain liability asserted against him or her and incurred by him or her or arising out of his or her position. Registrant will not pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which Registrant itself is not permitted to indemnify.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Offering Memorandum in the section entitled “Management.”

ITEM 32.	LOCATION OF ACCOUNTS AND RECORDS

All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the 1940 Act and the Rules promulgated thereunder are in the possession and custody of the Registrant’s administrator, UMB Fund Services, Inc., located at 235 W. Galena Street, Milwaukee, WI 53212, with the exception of certain documents which are in the possession and custody of the Investment Adviser, located at 1290 Avenue of the Americas, New York, NY 10104 and 53 State Street, 13th Floor, Boston, MA 02109. Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Investment Adviser.

ITEM 33.	MANAGEMENT SERVICES

Not Applicable.

ITEM 34.	UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, NB Crossroads Private Markets Fund IV Holdings LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 22nd day of December, 2016.

NB Crossroads Private Markets Fund IV Holdings LLC

By:	/s/ Robert Conti
Name:	Robert Conti
Title:	Chief Executive Officer and President

EXHIBIT INDEX

(a)(2)	Limited Liability Company Agreement

(g)(1)	Investment Advisory Agreement

(g)(2)	Sub-Advisory Agreement

(j)	Custody Agreement

(k)	Administration and Accounting Services Agreement

(r)	Code of Ethics of Registrant and its Investment Adviser and Sub-Adviser